Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 No. 333-232551 of our report dated April 5, 2019 (July 3, 2019, as to the effects of the restatement discussed in Note 9, and July 30, 2019, as to the effects of the reverse stock split described in Note 1) relating to the financial statements of Kura Sushi, USA. Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Los Angeles, California

July 30, 2019